UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   LaRoche, Jr., Richard F.
   2103 Shannon Drive
   Murfreesboro, TN  37129
2. Issuer Name and Ticker or Trading Symbol
   National Health Investors, Inc.
   NHI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 28, 2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock by Trustee of |      |    | |                  |   |           |25,363             |I     |Trustee                    |
LaRoche Charitable Lead Tru|      |    | |                  |   |           |                   |      |                           |
st II                      |      |    | |                  |   |           |                   |      |                           |
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Common Stock by LaRoche Fam|      |    | |                  |   |           |29,535             |I     |Family Partnership         |
ily L.P.                   |      |    | |                  |   |           |                   |      |                           |
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Common Stock by Trustee of |      |    | |                  |   |           |32,951             |I     |Trustee                    |
G.R.A.T.                   |      |    | |                  |   |           |                   |      |                           |
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Common Stock by Shannon Ass|      |    | |                  |   |           |352,863            |D     |                           |
ociates                    |      |    | |                  |   |           |                   |      |                           |
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Common Stock by LaRoche Ent|      |    | |                  |   |           |85,156             |D     |                           |
erprises                   |      |    | |                  |   |           |                   |      |                           |
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Common Stock by IRA        |1-28-0|P   | |6,186             |A  |$14.00     |8,208              |D     |                           |
                           |3     |    | |                  |   |           |                   |      |                           |
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Common Stock in my name and|1-28-0|P   | |900               |A  |$14.00     |900                |D     |                           |
 my wife's name            |3     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option for Shares (R. |$14.50  |     |    | |           |   |10/99|10/26|Common Stock|20,000 |$14.50 |20,000      |D` |            |
LaRoche, Jr.)         |        |     |    | |           |   |     |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
s/Richard F. LaRoche, Jr.
DATE
January 28, 2003